FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206847-06

SUPPLEMENT

(To Preliminary Prospectus Dated July 10, 2017)

$793,497,000 (Approximate)

BANK 2017-BNK6

(Central Index Key Number 0001710261)

Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.

(Central Index Key Number 0001005007)

Depositor

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

Bank of America, National Association

(Central Index Key Number 0001102113)

Morgan Stanley Mortgage Capital Holdings LLC

(Central Index Key Number 0001541557)

National Cooperative Bank, N.A.

(Central Index Key Number 0001577313)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates,
Series 2017-BNK6

This is a supplement to the preliminary prospectus dated July 10, 2017 (the “Preliminary Prospectus”).

The Preliminary Prospectus is updated in the manner set forth herein. In each case, updates are to the allocation percentages and/or dollar amounts in the indicated portion of the Preliminary Prospectus. Capitalized terms used in this supplement but not defined in this supplement will have such meanings ascribed to them in the Preliminary Prospectus.

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

The date of this Supplement is July 11, 2017

1.    The sentences relating to the underwriter allocations on the cover of the Preliminary Prospectus are deleted and replaced with the following:

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as a co-lead manager and joint bookrunner with respect to 30.8% of each class of offered certificates. Wells Fargo Securities, LLC is acting as a co-lead manager and joint bookrunner with respect to 44.3% of each class of offered certificates. Morgan Stanley & Co. LLC is acting as a co-lead manager and joint bookrunner with respect to 24.9% of each class of offered certificates. Drexel Hamilton, LLC is acting as co-manager.

2.    With respect to “Credit Risk Retention—General” in the Preliminary Prospectus, the fourth paragraph is deleted and replaced with the following:

On the Closing Date, Bank of America, a national banking association, in its capacity as Retaining Sponsor, will acquire from the Depositor, and retain, $16,275,752.98 of the RR Interest, representing approximately 34.9% of the aggregate Certificate Balance of all of the outstanding RR Interest.  Wells Fargo Bank, a national banking association, will acquire from the Depositor, and retain, $19,466,799.31 of the RR Interest, representing approximately 41.7% of the aggregate Certificate Balance of all of the outstanding RR Interest. Wells Fargo Bank originated approximately 41.7% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules.  Morgan Stanley Bank, a national banking association, will acquire from the Depositor, and retain, $10,920,044.08 of the RR Interest, representing approximately 23.4% of the aggregate Certificate Balance of all of the outstanding RR Interest. Morgan Stanley Bank, an affiliate of MSMCH, originated approximately 23.4% of the aggregate Initial Pool Balance, which is at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of all of the outstanding RR Interest, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules.  Each Retaining Party (other than Bank of America) will acquire its applicable portion of the RR Interest from the Depositor pursuant to an exchange under Rule 11(a)(1)(iv)(B) of the Credit Risk Retention Rules, whereby such Retaining Party will sell to the Depositor (in the case of Morgan Stanley Bank, through its affiliate, MSMCH) the Mortgage Loans (or applicable portions thereof) that it has originated in exchange for cash consideration and such applicable portion of the RR Interest.  The Certificate Balance of such applicable portion of the RR Interest (i) will represent a reduction in the price received by such Retaining Party from the Depositor for the Mortgage Loans (or applicable portions thereof) sold by such Retaining Party (in the case of Morgan Stanley Bank, through its affiliate, MSMCH) to the Depositor for inclusion in the Mortgage Pool (which price will also be subject to adjustment for allocations of transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by such Retaining Party in accordance with the Credit Risk Retention Rules.

3.    With respect to “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Bank of America, National Association—Retained Interests in This Securitization” in the Preliminary Prospectus, the first paragraph is deleted and replaced with the following:

Neither Bank of America nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Bank of America will retain $16,275,752.98 Certificate Balance of the RR Interest. However, Bank of America or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Bank of America will be required to retain the RR Interest in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

4.    With respect to “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Wells Fargo Bank, National Association—Retained Interests in This Securitization” in the Preliminary Prospectus, the first paragraph is deleted and replaced with the following:

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $19,466,799.31 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

5.    With respect to “Transaction Parties—The Certificate Administrator” in the Preliminary Prospectus, the ninth paragraph is deleted and replaced with the following:

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $19,466,799.31 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

6.    With respect to “Transaction Parties—The Master Servicers—Wells Fargo Bank, National Association” in the Preliminary Prospectus, the fifth to last paragraph is deleted and replaced with the following:

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Wells Fargo Bank will retain $19,466,799.31 Certificate Balance of the RR Interest. However, Wells Fargo Bank or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates (other than the RR Interest) at any time. Wells Fargo Bank will be required to retain the RR Interest (or any portion thereof) for so long as retention thereof is necessary for it to remain in compliance with the Credit Risk Retention Rules. See “Credit Risk Retention”.

The information in this supplement, if conveyed prior to the time of your contractual commitment to purchase any of the offered certificates, supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates (including, without limitation, the free writing prospectus structural and collateral term sheet dated July 10, 2017). The information in this supplement may be amended or supplemented. This supplement is being delivered to you solely to provide you with information about the offering of the offered certificates referred to in the Preliminary Prospectus and to solicit an offer to purchase the offered certificates, when, as and if issued.

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